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Exhibit 10.12

Certain portions of this Exhibit marked by an ***
have been omitted pusuant to a Confidential
Treatment Request and such material has been
filed separately with the Securities and Exchange
Commission, as required by Rule 406 of Regulation C

DISTRIBUTION AGREEMENT

        THIS DISTRIBUTION AGREEMENT ("Agreement"), dated as of August 24, 2000, is by and between DAITO-OSIM HEALTH CARE APPLIANCES (SIZHOU) CO., LTD., a Chinese corporation, having its principal place of business at NO. 16 SuTong Rd., Suzhou, Jiangsu, P.R. China 215006 ("Supplier"), and INTERATIVE HEALTH LLC, a California limited liability company, having its principal place of business at 3030 Walnut Ave., Long Beach, CA 90807, United States of America ("Distributor").

WITNESSETH:

        WHEREAS, Supplier and/or Distributor have developed the Products jointly or separately (as hereinafter defined).

        WHEREAS, Supplier wishes to manufacture the Products.

        WHEREAS, Distributor wishes to import through a trading company, Daito Mingsi Inc., a California corporation, having its principal place of business at 4929 Wilshire Blvd., Suite 1020, Los Angeles, CA 90010, United States of America ("Daito Mingsi"), or directly market and distribute the Products throughout the Territory (as hereinafter defined); and

        WHEREAS, Supplier desires to appoint Distributor as its exclusive distributor of the Products in the Territory, and Distributor desires to accept such appointment, in accordance with the terms and conditions hereof.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the Parties (as hereinafter defined) hereby agree as follows:

1.
Definitions. As used herein, the following terms shall have the meanings set forth below:

  "Effective Date" means the date of this Agreement, as enumerated above. "Party" or "Parties" means Supplier and/or Distributor, as applicable. "Person" means any individual, firm, corporation, partnership or other entity, and shall include any successor (by merger or otherwise) of such entity. "Product" or "Products" means any and all massage chairs manufactured or sold by Supplier, whether now or in the future. "Territory" means the United States of America and Canada.

2.
Grants

2.1
Appointment as Distributor. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Distributor, and Distributor hereby accepts from Supplier, an exclusive right and license to import, market and distribute the Products in the Territory.

2.2
Exception to Exclusivity. Distributor hereby agrees that notwithstanding the exclusive right and license set forth above, Supplier shall reserve a right to export and sell Non-IH Massage Chairs (as defined below) directly to *** which imports, markets and distributes certain Products in the Territory; provided, however, such sales are only for resale by *** to end users and not to resellers. "Non-IH Massage Chairs" shall refer to any massage chair manufactured by Supplier that does not contain any technology owned or designed by Distributor and is different in design, features, or specifications from the Products previously or currently purchased by Distributor from Supplier.

*** Confidential treatment requested.

  2.3
  Delegation of Each Party's Responsibilities. Distributor and Supplier may perform their responsibilities under this Agreement directly or through one or more of its affiliates, upon notice to the other Party, provided that each Party shall remain fully liable for the due observance and performance of any obligation undertaken or assumed by its affiliate(s). Supplier agrees to cause its affiliates to conform to the terms and obligations of this Agreement as if they were the Supplier hereunder.

  2.4
  License of Intellectual Property. Supplier hereby grants to Distributor a non-exclusive and non-royalty bearing license to sell, offer to sell, import and export the Products within the Territory under all of the patents owned or licensed by Supplier related to the Products. Distributor shall not transfer its rights under this Section 2.2 to any third party without the prior written consent of Supplier.

3.
Purchase and Delivery Terms

3.1
Prices to Distributor. The price for each unit of Products purchased hereunder by Distributor shall be set according to the prices established between the Parties (and shall be reviewed annually by the Parties). Supplier may increase the price of the Products provided that Supplier notifies Distributor of such increase at least ninety (90) days prior to the effectiveness of any such price increase. Supplier shall use its reasonable efforts to maintain reasonable prices for its Products.

3.2
Orders. Distributor shall place firm orders for Products with Supplier in writing (including facsimile transmission or other electronic media) and in English, and must specify Products ordered by name and quantity. Distributor may use its own order forms, provided that in the event of any inconsistency between the provisions of any purchase order and this Agreement, the provisions of this Agreement shall prevail.

3.3
Filling Orders. Supplier shall use its reasonable efforts to meet Distributor's requested delivery schedule for the Products.

3.4
Shipment Terms. Supplier shall ship all Products to Distributor F.O.B. Port of Shanghai, China or another location within the Territory that has been agreed upon at the time by Supplier and Distributor (air or sea freight). Distributor may elect to have the Products shipped by any shipping company in its sole and absolute discretion. Ownership and risk of loss associated with the Products shall be transferred from Supplier to Distributor at the Port of Shanghai, China or such other place of delivery agreed upon by Supplier and Distributor. Shipment shall be made to Distributor's identified warehouse facilities or freight forwarder. All orders placed by Distributor, whether supplied or delayed by Supplier, shall be included in the actual purchases of Distributor for purposes of determining the number of units of the Products that have been purchased by Distributor hereunder.

3.5
Payment. Distributor shall pay Supplier for each shipment of the Products to Distributor hereunder within ninety (90) days following the date of the confirmed bill of lading ("B/L") for the Products shipped to Distributor, in U.S. Dollars, with an irrevocable letter of credit (an "L/C"). All L/Cs must be issued by a reputable international, national, or regional bank in favor of Supplier. Notwithstanding the foregoing, Supplier may, in its absolute discretion, accept the payments set forth above by telegraphic transfer ("T.T.") within sixty (60) days following the date of the confirmed B/L. Supplier may refuse to ship to Distributor when Distributor is late in paying Supplier.

3.6
Inspection. Upon receiving a shipment of Product at its identified warehouse facilities or freight forwarder, Distributor shall inspect the shipment to determine if the shipment is incomplete or contains patently defective or damaged Products. If Distributor wishes to submit a claim to Supplier, Distributor shall notify Supplier within 30 days after receiving the shipment that the shipment was incomplete or contained patently defective or damaged Products at the time of delivery. Upon receiving the notification, Supplier shall have 30 days to conduct an investigation of the claim and issue a report to Distributor regarding the results of the investigation. If it is agreed by the Parties hereto that the shipment was incomplete or contained patently defective or damaged Products, Supplier shall deliver replacement Products to Distributor. If no notification is issued in accordance with this section, Distributor shall be deemed to have waived its rights to claim the shipment was incomplete or contained patently defective or damaged Products.

4.
Distributor's Obligations

4.1
In the event any Product is subject to regulation by Chinese laws in relation to export compliance, Distributor shall furnish to Supplier any information reasonably requested by Supplier in order for Supplier to obtain any necessary consents and licenses from the Chinese governmental authorities for the export or re-export of the Products from China.

4.2
As and when requested by Supplier (but no more frequently than quarterly), Distributor shall provide Supplier with Distributor's sales and market conditions in the Territory with supporting data of its purchase plans and sales forecast for the Products.

5.
Supplier's Obligations

5.1
Product Supply. Supplier shall use its reasonable efforts to fill all of Distributor's orders for Products in order to meet Distributor's needs.

5.2
Insurance. At all times during the terms of this Agreement and five years thereafter, Supplier shall maintain an insurance policy with a reputable carrier providing coverage for products liability with a minimum of $2,000,000 per occurrence and $2,000,000 in the aggregate. Supplier will add Distributor and its customers as an additional insureds on such policy and provide the Distributor with a certificate of insurance evidencing the required coverage, including the broad form endorsement adding Distributor and its customers as additional insureds. The certificates and additional insured endorsement must provide Distributor with at least 30 days notice of cancellation, non-renewal or material change.

6.
Handling of Product Recalls. In the event either Party determines that a recall of any Product may be necessary or desirable, the Parties shall consult with each other concerning the appropriate action to be taken. In the event any Product is recalled, Supplier and Distributor will examine and determine the cause or causes for the recall. Upon this determination, the burden of costs for each recall will be allocated in proportion to Supplier's and Distributor's responsibility for the cause of the recall.

7.
Supplier's Warranties.

7.1.
Subject to the terms and conditions of this Agreement, Supplier warrants to Distributor that the Products, when and as delivered to Distributor, conform to their specifications in all material respects, and are free from design and manufacturing defects, including, without limitation, defects in materials and workmanship (the "Warranty"), provided, however, the Warranty shall not apply to defects arising from Product specifications supplied by Distributor to Supplier. The Parties hereto acknowledge that minor defects are inevitable and will occur occasionally in specific units of the Products. In the event any Product is defective, Supplier and Distributor will examine and determine the cause or causes for the defect. Upon this determination, the burden of costs for each defect will be allocated in proportion to Supplier's and Distributor's responsibility for the cause of the defect.

  7.2
  The warranty provided in the foregoing Section 7.1 shall not be valid if:

  (a)
  The Supplier's identification marks are removed, covered or otherwise tempered with;

  (b)
  The Products are altered or modified without the prior written consent therefor of Supplier; or

  (c)
  The Products are used with Products other than those manufactured by Supplier without the prior written consent therefor of Supplier.

8.
Proprietary Information

8.1
It is expressly understood and agreed that all information furnished by or obtained from the providing party during the term of this Agreement, and marked as confidential, including, without limitation, all drawings, plans, data, instructions, hardware and software, whether furnished or obtained in writing, orally or in physical configuration, is the proprietary information and constitute the trade secrets of the providing party, and shall not be reproduced in any form or disclosed to any third party by the receiving party, nor shall the same be used by the receiving party to produce any product which is functionally comparable to the Products at any time during the term of this Agreement or thereafter without the prior written consent therefor of the providing party, as the case may be; provided, however, that proprietary information does not include, and the requirements of this Section 8 do not apply to, any information which (a) at the time of its disclosure is in the public domain or thereafter comes into the public domain (other than as a direct result of disclosure by the receiving party in breach of the terms hereof); (b) is already in the receiving party's possession at the time of disclosure by the providing party to the receiving party; (c) is subsequently made available to the receiving party by a source other than the providing party provided always that the receiving party shall not be under any duty or enquiry as to the capacity of such source to disclose information to the receiving party; (d) has been or is acquired or independently developed by the receiving party or on the receiving party's behalf; or (e) is oral information, except for that which is later specified as confidential in writing by the providing party.

8.2
As an exception to the obligation of confidence contained in the foregoing Section 8.1, the receiving party may disclose proprietary information to such of its employees or third parties as may reasonably require access to such information in order for the receiving party to fulfill its obligations under this Agreement; provided, however, that any such disclosure shall be made to the minimum extent necessary for such purpose.

8.3
Upon termination of this Agreement, for whatever reason, the receiving party shall return to the providing party, as the case may be, all proprietary information furnished by or obtained from the providing party hereunder still in its possession except for that information retention of which is specifically permitted by the providing party, as the case may be and except that the receiving party may retain and continue to use proprietary information to the extent necessary to dispose of any remaining inventory of the Products.

9.
Term and Termination

9.1
Term. Subject to earlier termination pursuant to Section 9.2, the initial term of this Agreement shall commence as of the Effective Date and continue through the third (3rd) anniversary thereof. This Agreement may thereafter be automatically annually renewed for additional subsequent one (1) year period (hereinafter referred to as an "Extended Term") unless either party gives to the other party a written notice to terminate this Agreement at least three (3) months before the expiration of the initial term or any Extended Term.

9.2
Early Termination by a Party. Any Party may terminate this Agreement prior to the expiration of its term upon written notice to the other party upon the occurrence of any of the following events, provided, however, that, in case of sub-section (c) below, such a written notice must be made at least ninety (90) days prior to the effectiveness of such termination:

    (a)
    If the other Party breaches any covenant, agreement, representation or other provision of this Agreement which materially and adversely affects the supply, marketing, distribution, sale or service of the Products and fails to cure such breach within thirty (30) days after having being notified of such breach.

    (b)
    If the other Party ceases to do business or otherwise terminates its business operations involving the Products or becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against such Party and is not dismissed within sixty (60) days.

    (c)
    If (i) Distributor fails to purchase at least *** of the Products during each calendar year of this Agreement from the date of first production shipments after January 1, 2000 (after prorating for any partial calendar year), (ii) the total sales number of the Products goes down two consecutive years by *** from the previous year, or (iii) the total sales number of the Products goes down by *** from the previous year, Supplier may terminate this Agreement by notifying Distributor in writing at least ninety (90) days prior to the effectiveness of such termination.

  9.3
  Consequences of Termination. Any termination or expiration of this Agreement shall not release (i) either Party from paying any amount that may then be owing to the other party or from any obligation to pay for any Products that may have been ordered from and not shipped by the other Party prior to such termination or expiration or (ii) Supplier from its obligations hereunder to supply replacement parts for the Products for a period of five (5) years after such termination or expiration. The Parties understand that the rights of termination hereunder are absolute. Termination is not the sole remedy under this Agreement, and, whether or not termination is effected, all other remedies shall remain available.

  9.4
  Survival. Sections 8, 9.3, 10.2, 10.4, 10.6, 10.7 and 10.9 hereof shall survive the termination or expiration for any reason of this Agreement.

10.
Miscellaneous

10.1
Entire Agreement. This Agreement constitutes the entire agreement between the Parties, superseding all prior oral or written agreements and negotiations on the subject hereof; and there are no conditions affecting this Agreement, which are not expressed herein.

10.2
Terms Generally. The definitions in Section 1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."

10.3
Force Majeure. Neither Supplier nor Distributor shall be liable for failure to perform its part of this Agreement when such failure is due to fire, flood, earthquakes, strikes, labor troubles or other industrial disturbances, inevitable accidents, war (declared or undeclared), embargoes, blockades, legal restrictions, riots, insurrections, or any cause beyond the control of such Party to the extent and for the period that such situation continues. The affected Party shall notify the other Party of the updated situation from time to time.

10.4
Notices. Any notice required or permitted to be given hereunder shall be sufficient if in writing, and in English, and (i) delivered in person or by express delivery or courier service, (ii) sent by facsimile, or (iii) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (ii) is also confirmed by the means described in clause (i) or (iii), to the address of the Party above first written or to such other address as such Party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service three (3) business days after being sent, or if mailed, nine (9) days after date of deposit in the mail.

  10.5
  Modifications. In the event a Party notifies the other Party of its desire to modify or amend this Agreement, the Parties shall discuss such proposed modification or amendment, provided that no such amendment or modification shall be binding on the Parties unless mutually agreed in writing and signed by the Parties.

  10.6
  Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without reference to its principles of conflicts of laws. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and is hereby excluded. Incoterms 1990, as in effect on July 1, 1990, shall apply to all shipping terms used herein.

  10.7
  Relationship of the Parties. Subject to the terms and conditions of this Agreement, Distributor is authorized to sell any Products purchased from Supplier in such manner, at such prices and upon such terms as Distributor shall determine. Each Party is an independent contractor, not an agent or employee of the other Party, and each Party is solely responsible for all of its employees and agents and its labor costs and other expenses arising in connection with the performance of this Agreement. Neither of the Parties is authorized to assume or create any obligation or responsibility, including obligations based on warranties or guarantees or other contractual obligations, on behalf or in the name of the other Party.

  10.8
  Severability. In the event that particular provisions or requirements of this Agreement are in violation of any law, the validity of any other provision or requirement shall not be affected thereby and such other provisions or requirements shall be enforced and remain in full force and effect.

  10.9
  Arbitration. All disputes, controversies and differences which may arise between the Parties out of, in relation to or in connection with this Agreement, or for the breach thereof, or any claim based on or arising from any alleged wrongful conduct or omission related to this Agreement shall, at the request of a Party, be determined by arbitration. The arbitration shall be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce ("ICC") in effect as of the commencement of the arbitration. The arbitration shall be held in English. Any arbitration under this Agreement shall be held in Osaka, Japan. The award rendered by the arbitrator(s) shall be final and binding upon the Parties.

  10.10
  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the sane, instrument.

  10.11
  Enforcement of Intellectual Property Rights. Distributor shall cooperate with Supplier regarding enforcement of intellectual property rights of Supplier by promptly notifying Supplier of alleged infringers. Supplier agrees to be listed as a named party in any suit brought by Distributor to enforce Supplier's intellectual property rights against an infringer.

  10.12
  Assignment. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned or delegated by either party hereto without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld.

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year above first written.

DAITO-OSIM HEALTHCARE APPLIANCES (SUZHOU) CO., LTD.
By:
Name:
Title:

INTERACTIVE HEALTH LLC
By:
Name:
Title:

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  Exhibit 10.12